Exhibit 99

Rocky Brands, Inc. Announces First Quarter 2025 Results

Net Sales Increased 1.1% to $114.1 Million

Income from Operations Increased 8.8% to $8.7 Million

Net Income Increased 88.5% to $4.9 Million or $0.66 Per Diluted Share

Total Debt Decreased 17.5% Year-Over-Year

NELSONVILLE, Ohio, April 29, 2025 – Rocky Brands, Inc. (NASDAQ: RCKY) today announced financial results for its first quarter ended March 31, 2025.

First Quarter 2025 Overview

●	Net sales increased 1.1% to $114.1 million versus the year-ago quarter
●	Gross margin increased 210 basis points to 41.2% of net sales compared to 39.1% of net sales in the year-ago quarter
●	Income from operations increased 8.8% to $8.7 million compared to $8.0 million in the year-ago quarter
●	Net income increased 88.5% to $4.9 million, or $0.66 per diluted share, as compared to $2.6 million, or $0.34 per diluted share, in the year-ago quarter
●	Adjusted net income increased 77.9% to $5.5 million, or $0.73 per diluted share, as compared to $3.1 million or $0.41 per diluted share, in the year-ago quarter
●	Inventories as of March 31, 2025 increased 6.3% compared to March 31, 2024
●	Total debt as of March 31, 2025, was down 17.5% compared with March 31, 2024

“We experienced healthy demand across our brand portfolio and throughout our distribution channels to start the new year,” said Jason Brooks, Chairman, President and Chief Executive Officer. “Our first quarter performance was highlighted by 20% top-line growth in our retail segment fueled by strong gains in both direct-to-consumer sales and our Lehigh safety shoe business. We also experienced solid sell-through for several of our leading brands with key wholesale accounts, which is driving an acceleration in bookings for the remainder of 2025. Better full priced selling and a higher proportion of retail sales led to a 210-basis point increase in gross margin, which combined with a meaningful reduction in interest expense, and resulted in a 77.9% increase in Q1 2025 adjusted net income.”

Brooks continued, “We’ve been working quickly to mitigate the impact of higher tariffs recently imposed by the U.S. and believe we have a sound plan in place to protect profitability.  Later in the second quarter, we expect to implement price increases on most of our footwear styles. At the same time, we are moving faster to reduce the amount of product that we source from China. While we expect that higher price points will put some pressure on consumer demand, we believe the strength and desirability of our brands and products along with our diversified sourcing structure that includes our own manufacturing facilities in the Dominican Republic and Puerto Rico will allow us to achieve our financial targets for the year.”

First Quarter 2025 Review

First quarter net sales increased 1.1% to $114.1 million compared with $112.9 million in the first quarter of 2024. Wholesale sales for the first quarter decreased 6.3% to $74.8 million compared to $79.8 million in the first quarter of 2024. Retail sales for the first quarter increased 20.4% to $36.6 million compared to $30.4 million in the first quarter of 2024. Contract Manufacturing sales remained flat at $2.7 million in the first quarter of 2025 and 2024.

Gross margin in the first quarter of 2025 was $47.0 million, or 41.2% of net sales, compared to $44.1 million, or 39.1% of net sales, for the same period last year. The increase in gross margin as a percentage of net sales was attributable to increased Wholesale margins as well as increased Retail sales, which carry a higher gross margin than the Wholesale and Contract Manufacturing segments.

Operating expenses were $38.3 million, or 33.6% of net sales, for the first quarter of 2025 compared to $36.2 million, or 32.0% of net sales, for the same period a year ago. Excluding $0.7 million of acquisition-related amortization in the first quarter of 2025 and 2024, adjusted operating expenses were $37.6 million in the current year period and $35.5 million in the year ago period. As a percentage of net sales, adjusted operating expenses were 33.0% in the first quarter of 2025 compared with 31.4% in the year ago period. The increase in operating expenses was driven primarily by higher selling and logistics costs associated with the increase in our direct-to-consumer business compared with the year ago period.

Income from operations for the first quarter of 2025 was $8.7 million, or 7.6% of net sales, compared to $8.0 million, or 7.1% of net sales, for the same period a year ago. Adjusted income from operations for the first quarter of 2025 was $9.4 million, or 8.2% of net sales, compared to adjusted income from operations of $8.7 million, or 7.7% of net sales, a year ago.

Interest expense for the first quarter of 2025 was $2.4 million compared with $4.5 million for the prior year period. The decrease was driven by lower interest rates as a result of the debt refinancing completed in April 2024 as well as lower debt levels.

The Company reported first quarter net income of $4.9 million, or $0.66 per diluted share compared to $2.6 million, or $0.34 per diluted share in the first quarter of 2024. Adjusted net income for the first quarter of 2025 was $5.5 million, or $0.73 per diluted share, compared to $3.1 million, or $0.41 per diluted share in the year ago period.

Balance Sheet Review

Cash and cash equivalents were $2.6 million as of March 31, 2025, compared to $3.1 million on the same date a year ago.

As of March 31, 2025, total debt, net of unamortized debt issuance costs of $2.1 million, was $128.6 million consisting of a $33.0 million senior term loan and $97.7 million of borrowings under the Company's senior secured asset-backed credit facility. As of March 31, 2025, total debt, net of unamortized debt issuance costs was down 17.5% from March 31, 2024 and was flat compared to December 31, 2024.

Inventories as of March 31, 2025, were $175.5 million, up 6.3% compared to $165.1 million on the same date a year ago and up 5.3% compared to $166.7 million as of December 31, 2024.

Conference Call Information

The Company's conference call to review first quarter 2025 results will be broadcast live over the internet today, Tuesday, April 29, 2025, at 4:30 pm Eastern Time. Investors and analysts interested in participating in the call are invited to dial (877) 704-4453 (domestic) or (201) 389-0920 (international). The conference call will also be available to interested parties through a live webcast at www.rockybrands.com. Please visit the website and select the “Investors” link at least 15 minutes prior to the start of the call to register and download any necessary software.

About Rocky Brands, Inc.

Rocky Brands, Inc. is a leading designer, manufacturer and marketer of premium quality footwear and apparel marketed under a portfolio of well recognized brand names. Brands in the portfolio include Rocky®, Georgia Boot®, Durango®, Lehigh®, The Original Muck Boot Company®, XTRATUF® and Ranger®. More information can be found at RockyBrands.com.

Safe Harbor Language

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Those statements include, but may not be limited to, all statements regarding intent, beliefs, expectations, projections, forecasts, and plans of the Company and its management and include statements in this press release regarding the Company's ability to mitigate the impact of higher tariffs and the soundness of the Company's plans to protect profitability (Paragraph 3), the expected implementation of price increases (Paragraph 3), and that the strength and desirability of the Company's brands and products, along with the Company's sourcing structure will allow the Company to achieve its financial targets for the year (Paragraph 3). These forward-looking statements involve numerous risks and uncertainties, including, without limitation, the various risks inherent in the Company’s business as set forth in periodic reports filed with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K for the year ended December 31, 2024 (filed March 17, 2025). One or more of these factors have affected historical results and could in the future affect the Company’s businesses and financial results in future periods and could cause actual results to differ materially from plans and projections. Therefore, there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation or warranty by the Company or any other person that the objectives and plans of the Company will be achieved. All forward-looking statements made in this press release are based on information presently available to the management of the Company. The Company assumes no obligation to update any forward-looking statements.

Company Contact:	Tom Robertson
Chief Operating Officer, Chief Financial Officer and Treasurer
(740) 753-9100

Investor Relations:	Brendon Frey
ICR, Inc.
(203) 682-8200

Rocky Brands, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands, except share amounts)

(Unaudited)

	March 31,	December 31,	March 31,
	2025	2024	2024
ASSETS:
CURRENT ASSETS:
Cash and cash equivalents	$2,557	$3,719	$3,059
Trade receivables – net	74,453	71,983	70,662
Other receivables	264	1,028	1,913
Inventories – net	175,508	166,701	165,129
Income tax receivable	-	-	538
Prepaid expenses	5,899	3,008	6,037
Total current assets	258,681	246,439	247,338
LEASED ASSETS	5,405	6,030	7,139
PROPERTY, PLANT & EQUIPMENT – net	49,585	49,666	51,305
GOODWILL	47,844	47,844	47,844
IDENTIFIED INTANGIBLES – net	105,126	105,823	111,919
OTHER ASSETS	1,582	1,498	982
TOTAL ASSETS	$468,223	$457,300	$466,527

LIABILITIES AND SHAREHOLDERS' EQUITY:
CURRENT LIABILITIES:
Accounts payable	$64,560	$58,069	$53,479
Current portion of long-term debt	8,361	8,361	2,650
Accrued expenses and other liabilities	25,164	23,977	18,619
Total current liabilities	98,085	90,407	74,748
LONG-TERM DEBT	120,255	120,376	153,302
LONG-TERM TAXES PAYABLE	-	-	169
LONG-TERM LEASE	2,857	3,537	4,801
DEFERRED INCOME TAXES	10,044	10,044	7,475
DEFERRED LIABILITIES	769	712	737
TOTAL LIABILITIES	232,010	225,076	241,232
SHAREHOLDERS' EQUITY:
Common stock, no par value;	-	-	-
25,000,000 shares authorized; issued and outstanding March 31, 2025 - 7,451,996; December 31, 2024 - 7,454,465; March 31, 2024 - 7,417,546
Additional paid-in-capital	74,070	73,866	72,312
Retained earnings	162,143	158,358	152,983
Total shareholders' equity	236,213	232,224	225,295
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$468,223	$457,300	$466,527

Rocky Brands, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except share amounts)

(Unaudited)

	Three Months Ended
	March 31,
	2025	2024
NET SALES	$114,073	$112,906
COST OF GOODS SOLD	67,065	68,757
GROSS MARGIN	47,008	44,149

OPERATING EXPENSES	38,302	36,166

INCOME FROM OPERATIONS	8,706	7,983

INTEREST EXPENSE AND OTHER – net	(2,356)	(4,654)

INCOME BEFORE INCOME TAX EXPENSE	6,350	3,329

INCOME TAX EXPENSE	1,409	779

NET INCOME	$4,941	$2,550

INCOME PER SHARE
Basic	$0.66	$0.34
Diluted	$0.66	$0.34

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING

Basic	7,459	7,417
Diluted	7,493	7,450

Rocky Brands, Inc. and Subsidiaries

Reconciliation of GAAP Measures to Non-GAAP Measures

(In thousands, except share amounts)

(Unaudited)

	Three Months Ended
	March 31,
	2025	2024

OPERATING EXPENSES
OPERATING EXPENSES, AS REPORTED	$38,302	$36,166
LESS: ACQUISITION-RELATED AMORTIZATION	(692)	(692)
ADJUSTED OPERATING EXPENSES	$37,610	$35,474

INCOME FROM OPERATIONS, AS REPORTED	$8,706	$7,983

ADJUSTED INCOME FROM OPERATIONS	$9,398	$8,675

INTEREST EXPENSE AND OTHER – net, AS REPORTED	$(2,356)	$(4,654)

NET INCOME
NET INCOME, AS REPORTED	$4,941	$2,550
TOTAL NON-GAAP ADJUSTMENTS	692	692
TAX IMPACT OF ADJUSTMENTS	(154)	(162)
ADJUSTED NET INCOME	$5,479	$3,080

NET INCOME PER SHARE, AS REPORTED
BASIC	$0.66	$0.34
DILUTED	$0.66	$0.34

ADJUSTED NET INCOME PER SHARE
BASIC	$0.73	$0.42
DILUTED	$0.73	$0.41

WEIGHTED AVERAGE SHARES OUTSTANDING
BASIC	7,459	7,417
DILUTED	7,493	7,450

Use of Non-GAAP Financial Measures

In addition to GAAP financial measures, we present the following non-GAAP financial measures: "non-GAAP adjusted operating expenses," "non-GAAP adjusted operating income," "non-GAAP adjusted net income," and "non-GAAP adjusted net income per share." Adjusted results exclude the impact of items that management believes affect the comparability or underlying business trends in our consolidated financial statements in the periods presented. We believe that these non-GAAP measures are useful to management and investors and other users of our consolidated financial statements as an additional tool for evaluating operating performance. We believe they also provide a useful baseline for analyzing trends in our operations.

Investors should not consider these non-GAAP measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. See "Reconciliation of GAAP Measures to Non-GAAP Measures" accompanying this press release.

	Definition	Usefulness to management and investors
Acquisition-related amortization

Amortization of acquisition-related intangible assets consists of amortization of intangible assets such as brands and customer relationships acquired in connection with the acquisition of the performance and lifestyle footwear business of Honeywell International Inc. Charges related to the amortization of these intangibles are recorded in operating expenses in our GAAP financial statements. Amortization charges are recorded over the estimated useful life of the related acquired intangible asset, and thus are generally recorded over multiple years.

We excluded amortization charges for our acquisition-related intangible assets for purposes of calculating certain non-GAAP measures because these charges are inconsistent in size and are significantly impacted by the valuation of our acquisition. These adjustments facilitate a useful evaluation of our current operating performance and comparison to past operating performance and provide investors with additional means to evaluate cost and expense trends.